Exhibit 99.1

March 24, 2009                                                                                                       FOR IMMEDIATE RELEASE

RAYMOND JAMES FINANCIAL, INC.
REPORTS FEBRUARY 2009 OPERATING DATA

ST. PETERSBURG, Fla. – In an effort to provide timely information to enable analysts and investors to stay better informed about the general trends in our major business segments, we are releasing selected operating statistics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.
“The trends apparent in January continued in February as assets under management and customer assets under administration declined as a result of market erosion. Consequently, securities commissions and fees dropped from January slightly on a daily basis and underwriting transactions were almost nonexistent,” states Chairman and CEO Thomas A. James. “Raymond James Bank and Fixed Income Capital Markets continued to perform well. While activity has benefitted somewhat from the recent short March rally, we don’t expect a sea change until the negative momentum in the general economy reaches its nadir, hopefully by year end.”
Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principal wholly owned broker/dealers (Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd.) and Raymond James Investment Services Limited, a majority-owned independent contractor subsidiary in the UnitedKingdom, have a total of more than 5,000 financial advisors serving approximately 1.8 million1 accounts in 2,200 locations throughout the United States, Canada and overseas. In addition, total client assets are currently $164 billion2, of which approximately $25 billion are managed by the firm’s asset management subsidiaries.
To the extent that Raymond James makes or publishes forward-looking statements (regarding economic conditions, management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, adequacy of loan loss provisions and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2008 annual report on Form 10-K  which is available on raymondjames.com and sec.gov.

1 Decrease in number of client accounts is due to the exclusion of approximately 100,000 zero balance accounts not associated with any assets. Reported figures for prior periods included these accounts.

2 Client assets under administration now include $7 billion in balances related to direct mutual funds, which were not previously reported.

	February 2009	February 2008	January 2009
	(19 business days)	(20 business days)	(20 business days)

Securities commissions/fees (1)	$ 114.7 mil.	$ 155.4 mil.	$ 123.0 mil.

Assets under management (2)	$ 24.6 bil.	$ 35.5 bil.	$ 26.4 bil.

# of managed/co-managed underwritings (3)	2	7	6

Total customer assets under administration	$ 164.4 bil (5)	$ 210.2 bil.	$ 172.8 bil(5)

Raymond James Bank total assets (4)	$ 9.1 bil.	$ 7.5 bil.	$ 9.1 bil.

Raymond James Bank total loans, net (4)	$ 7.6 bil.	$ 6.1 bil.	$ 7.7 bil.

(1)	Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.

(2)
This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.

(3)	This is only one of several key revenue sources for the capital markets segment; other key revenue sources include institutional sales commissions and transaction fees.

(4)
These illustrate the progress made in growing the use of Raymond James Bank as a cash sweep option for brokerage clients, and the related lending activity, thus increasing the company’s net interest earnings.

(5)	Client assets under administration now include $7 billion in balances related to direct mutual funds which were not previously reported in the prior year.

For more information, contact Anthea Penrose at 727-567-2824
Please visit the Raymond James Press Center at raymondjames.com/media.